Exhibit 10.3

[MARKETAXESS HOLDINGS, INC. LETTERHEAD]

[Insert Date]

[Insert Name of Executive]

[Insert Address]

[Insert City, State, Zip Code]

Dear [            ]:

Re: MarketAxess Severance Pay Plan

The purpose of this Notice (this “Notice”) is to inform you that, as an executive officer of MarketAxess Holdings, Inc. (the “Company”), you are designated as being eligible to participate in the MarketAxess Severance Pay Plan (as amended effective November 21, 2016) (the “Plan”), subject to satisfying the conditions for participation in Article III of the Plan. A copy of the Plan is attached hereto.

The terms and conditions of the Plan are as set forth in the Plan and herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto under the Plan. As a condition to receiving benefits under the Plan, you must sign a general waiver and release in the form provided by the Company.

In the event you experience a Termination of Employment under the Plan, you will be eligible to receive the following benefits subject to the terms and conditions of the Plan and your execution of a general waiver and release:

1) Base salary continuation payments over the 52-week period after termination (the “Severance Period”);

2) An amount equal to one (1) times your three-year Average Bonus,; and

3) During the Severance Period, to the extent permitted by the terms of the applicable plans (or, if not so permitted, pursuant and subject to the terms of COBRA, including your timely election under COBRA), and in both cases, subject to your payment of the employee portion of the applicable premiums, continued participation in the Company’s group medical and dental plans at active employee rates.

Notwithstanding the foregoing, in the event your Termination of Employment is due to death or Disability, you will only be entitled to receive 50% of the severance benefits described above.

This Notice is subject in all respects to the terms and conditions of the Plan. If and to the extent that this Notice conflicts or is inconsistent with the terms and conditions of the Plan, the Plan shall govern and control.

Very truly yours,

MarketAxess Holdings, Inc.

ACKNOWLEDGEMENT AND AGREEMENT

I hereby acknowledge and agree that (i) I have received and reviewed a copy of the Plan, and (ii) this Notice and my participation in the Plan are subject in all respects to the terms and conditions of the Plan.

In addition, in consideration of my eligibility to participate in the Plan and my continued employment with the Company, I hereby agree to provide the Company with not less than three (3) months’ prior written notice in the event I voluntarily terminate my employment with the Company for any reason (including due to my retirement).

[Insert Name of Executive]

Dated: